UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2014 (June 13, 2014)

Vantiv, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249
(Address of principal executive offices, including zip code)

(513) 900-5250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
As previously reported in a Current Report on Form 8-K filed on June 19, 2014 (the “Original Filing”), on June 13, 2014, Vantiv, Inc. (the “Company”) completed its acquisition of Mercury Payment Systems, LLC (“Mercury”) for an aggregate purchase price of $1.65 billion (the “Mercury acquisition”).
This Amendment No. 1 (this “Amendment No. 1”) amends the Original Filing to include the historical financial statements of Mercury required by Item 9.01(a) of Form 8-K and the pro forma financial information required by Item 9.01(b) of Form 8-K. This Amendment No. 1 also adds, under Item 2.02 below, information about certain charges recorded and expenses incurred during the quarter ended June 30, 2014 arising out of the Mercury acquisition, the financing thereof and related activities and events. Also added under Item 2.02 below, is additional information regarding historical Mercury net revenue. As previously announced, the Company will release its complete results for the quarter ended June 30, 2014 as scheduled on July 31, 2014. The financial statements of Mercury and the pro forma financial information filed with this Amendment No. 1 should be read in conjunction with the Original Filing and this Amendment No. 1.

Item 2.02	Results of Operations and Financial Condition.
As previously reported in the Original Filing, the Company completed the Mercury acquisition during the quarter ended June 30, 2014. Mercury is a payment technology and service leader whose solutions are embedded into point-of-sale software applications and brought to market through their network of dealer and developer partners.
The Company funded the Mercury acquisition by borrowing an additional $1.7 billion through an amendment and refinancing of its existing loan agreement. The amended and restated loan agreement provides for senior secured credit facilities comprised of a $2,050 million tranche A term loan maturing in June 2019, a $1,400 million tranche B term loan maturing in June 2021 and a $425 million revolving credit facility maturing in June 2019. The tranche A term loans amortize in equal quarterly installments equal to 1.25% per quarter during each of the first twelve quarters, 1.875% per quarter during the next four quarters and 2.50% during the next three quarters, with a balloon payment at maturity. The tranche B term loans amortize in equal quarterly installments of 0.25% per quarter, with a balloon payment at maturity. Borrowings under the amended and restated loan agreement accrue interest at a rate equal to, at the Company’s option, a base rate or LIBOR rate plus an applicable margin. The applicable margin for the tranche A term loans and the revolving credit facility ranges, depending on the Company’s leverage, from 125 to 200 basis points in the case of LIBOR loans and 25 to 100 basis points in the case of base rate loans. The applicable margin for the tranche B term loans ranges from 275 to 300 basis points in the case of LIBOR loans and 175 to 200 basis points in the case of base rate loans. The tranche B term loans are also subject to a 0.75% interest rate floor for LIBOR loans and a 1.75% interest rate floor for base rate loans. In connection with the debt refinancing, the Company incurred non-recurring non-operating expenses of approximately $30 million pretax during the quarter ended June 30, 2014, which consisted primarily of non-cash charges related to the write-offs of unamortized deferred financing fees and original issue discount associated with the debt refinancing and certain third party fees.
Subsequent to the Mercury acquisition, the Company decided to phase out an existing trade name used in the ISO channel. The trade name was originally expected to remain in use for the foreseeable future and therefore was deemed an indefinite lived intangible asset not subject to amortization. As a result of this decision, the remaining useful life was changed from indefinite to definite which resulted in the Company recording a non-recurring non-cash charge of $34.3 million pretax during the quarter ended June 30, 2014. The trade name was revalued utilizing an income approach using the relief-from-royalty method. The revised fair value of $6.7 million will be amortized on a straight-line basis over the remaining estimated useful life of two years.
In connection with the Mercury acquisition, the Company incurred non-recurring transaction and integration costs of $10.1 million pretax during the quarter ended June 30, 2014, which consisted primarily of legal, accounting and advisory fees.
The non-recurring expenses of approximately $74 million pretax discussed above will have no impact on the Company’s second quarter or full year 2014 pro forma adjusted net income. In addition, they are not expected to have a material impact on the Company’s cash flows or liquidity and they are excluded from the calculations of the Co mpany’s financial covenant ratios contained in its amended and restated loan agreement. The trade name impairment and the write-offs of unamortized deferred financing fees and original issue discount associated with the debt refinancing are non-cash charges and the acquisition costs and refinancing related third party fees were primarily paid during the quarter ended June 30, 2014. While the charges and expenses discussed above will not affect the Company’s 2014 adjusted financial results, they will impact 2014 reported (GAAP) financials. The Company is still evaluating the expected impact on 2014 reported (GAAP) financials and will provide additional guidance in connection with its regularly scheduled second quarter earnings release on July 31, 2014.
Simultaneously and in connection with the completion of the Mercury acquisition, the Company entered into a Tax Receivable Agreement (“TRA”) with pre-acquisition owners of Mercury (“TRA Holders”). The TRA generally provides that the Company will pay to the TRA Holders 85% of the value of certain tax benefits resulting from, and acquired with, the Mercury acquisition. Payments under the TRAs are only required to the extent the Company realizes cash savings as a result of the underlying tax attributes. The cash savings realized by the Company are computed by comparing the Company’s actual income tax liability (giving effect to certain adjustments set forth in the TRA) to the amount of such taxes the Company would have been required to pay had there been no increase to the tax basis of the assets of Mercury as a result of the acquisition and had there been no tax benefit to the Company as a result of the net operating losses and other tax attributes of Mercury. As such, obligations recorded pursuant to the TRA are based on estimates of future taxable income and future tax rates. The Company will retain the benefit of the remaining 15% of these tax savings. The timing and/or amount of aggregate payments due under the TRA may vary based on a number of factors, including the amount and timing of the taxable income the Company generates in the future and the tax rate then applicable, the use of loss carryovers and amortizable basis. The term of the TRA will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the TRA for an amount based on the agreed payments remaining to be made under the agreement. The TRA liability is recorded at fair value based on estimates of discounted future cash flows associated with estimated payments to TRA Holders. The Company recorded an initial liability of $137.1 million during the quarter ended June 30, 2014 under the TRA. The Company recorded non-operating expenses of $1.2 million during the quarter ended June 30, 2014 related to the amortization of the present value discount on the TRA.
The foregoing description of the Mercury acquisition, debt refinancing and TRA does not purport to be complete and is qualified in its entirety by reference to the Original Filing and the full text of the agreements filed therewith or incorporated therein by reference.
The Pro Forma Consolidated Statements of Income included in Exhibit 99.2 of this Form 8-K/A filing include certain reclassifications to the historical Mercury financial results to conform to Vantiv’s presentation. Mercury net revenue, as adjusted for the reclassification adjustments to revenue and network fees and other costs, is included below:

	Historical Mercury	Mercury Reclassification Adjustments (a)	Adjusted Mercury
Three Months Ended March 31, 2014:
Revenue	$55,804	$6,328	$62,132
Network fees and other costs	—	10,256	10,256
Net revenue	$55,804	$(3,928)	$51,876

Year Ended December 31, 2013:
Revenue	$237,259	$24,613	$261,872
Network fees and other costs	—	39,419	39,419
Net revenue	$237,259	$(14,806)	$222,453
(a) See additional discussion of the reclassification adjustments made to revenue and network and other costs in the pro forma financial statements and related notes included in Exhibit 99.2 of this Form 8-K/A.

Forward-Looking Statements
This report and the pro forma information filed herewith contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to Vantiv, including following its acquisition of Mercury. Forward-looking statements involve risks and uncertainties, and actual events or results could differ materially from those discussed. Statements that are not historical facts, including management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Factors that could cause actual events or results to differ materially from those expressed in or implied by these forward-looking statements include general economic conditions, future performance and integration of Mercury and other acquisitions, the ability to keep pace with rapid developments and change in our industry and provide new services to our clients, competition within our industry, reductions in overall consumer, business and government spending, a decline in the use of credit, debit or prepaid cards, failures of our systems or the systems of our third party providers, unauthorized data or security breaches, inability to expand our market share in existing markets or expand into new markets, increased attrition of merchants, independent sales organizations, dealers, developers or referral partners, and the factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Vantiv’s Annual Report for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and in Vantiv’s other filings made from time to time with the SEC, copies of which may be obtained by visiting the Company’s Investor Relations web site at http://investors.vantiv.com/ or the SEC’s web site at www.sec.gov.
The forward-looking statements included in this report represent Vantiv’s views as of the date of this report. These forward-looking statements should not be relied upon as representing Vantiv’s views as of any date subsequent to the date of this report. Vantiv does not undertake any intention or obligation to publicly update or revise any forward-looking statement to conform the statement to actual results or to changes in expectations, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.
(a)    Financial Statements of Businesses Acquired
The audited consolidated financial statements of Mercury Payment Systems, LLC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and the notes related thereto and the unaudited consolidated financial statements of Mercury Payment Systems, LLC as of March 31, 2014 and for the three-month periods ended March 31, 2014 and 2013 and the notes related thereto are attached as Exhibit 99.1 and incorporated herein by reference.
(b)    Pro Forma Financial Information
The unaudited pro forma condensed combined financial information required by Item 9.01(b) of Form 8-K relating to the completion of the Mercury acquisition is attached as Exhibit 99.2 and incorporated herein by reference.
(d)    Exhibits

Exhibit No.	Description
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Mercury Payment Systems, LLC
99.1
Audited consolidated financial statements of Mercury Payment Systems, LLC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and the notes related thereto and unaudited consolidated financial statements of Mercury Payment Systems, LLC as of March 31, 2014 and for the three-month periods ended March 31, 2014 and 2013 and the notes related thereto

99.2	Unaudited pro forma condensed combined financial information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: July 17, 2014	By:	/s/ Christopher Thompson
		Name:	Christopher Thompson
		Title:	Controller

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Mercury Payment Systems, LLC
99.1
Audited consolidated financial statements of Mercury Payment Systems, LLC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and the notes related thereto and unaudited consolidated financial statements of Mercury Payment Systems, LLC as of March 31, 2014 and for the three-month periods ended March 31, 2014 and 2013 and the notes related thereto

99.2	Unaudited pro forma condensed combined financial information